M-Wave Closes $500,000 of New Equity Financing

FRANKLIN PARK, IL--(MARKET WIRE)— January 3, 2007 -- M-Wave, Inc. (NasdaqCM: MWAVD - News), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components (the “Company”) indicated it has closed a $500,000 financing agreement lead by affiliates of M.A.G. Capital of Los Angeles (“M.A.G.”). The financing will add approximately $500,000 of new capital as the Company continues to seek out a strategic alternative to sell part or substantially all of its assets.

The Company issued 5,000 shares of Series B Convertible Preferred Stock that includes a stipulation that M.A.G. will not have a voting stake in the Company nor hold common shares on a fully aggregated basis greater than 19.99% at any time. The conversion price is a fixed price of $3.16 that represents approximately a 43% premium to market based upon pricing directly preceding closing. The dividend on the Series B reduces from 15% to 9% at such time when registration of the underlying common shares becomes effective.

Jim Mayer, Interim CEO and Chief Restructuring office commented: “The new capital provides the Company the resources it needs to retain NASDAQ compliance and complete its restructuring efforts. It also allows us to investigate strategic options including, but not limited to, the eventual sale or merger, or acquisition or strategic combination of the Company with another company that would seek to achieve measurable shareholder value. We look at this as a significantly positive event.”

The Company expects to make further public announcements in the coming weeks.

Contact:

Jim Mayer, Interim CEO or

Jeff Figlewicz, CFO

630 562-5550 Ext. 4751

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave’s Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave‘s website is located at www.mwav.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, including M-Wave’s ability to develop a plan that will bring the company into compliance with the Nasdaq Capital Market listing requirements, Nasdaq’s determination that the plan is adequate, and M-Wave’s ability to effect its plan. M-Wave’s plan will be dependent on its anticipated future operations which may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave’s projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave’s existing business, the ability to restructure or dispose of some of its operations, and its ability to raise additional capital. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company’s filings with the Securities and Exchange Commission including M-Wave’s Report on Form 10-KSB for the year ended December 31, 2005, its Forms 10-QSB, and other SEC filings.